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                                                                 Exhibit 8.1



                                  [Letterhead]


                               September 13, 1996





American Medical Security Group, Inc.
3100 AMSG Boulevard
Green Bay, Wisconsin  54313


     Re:  Federal Income Tax Consequences of Merger
          Between American Medical Security Group, Inc., and United Wisconsin Services, Inc.

Gentlemen:

          We have acted as counsel for American Medical Security Group, Inc. ("AMSG"), in connection with the negotiation and execution of the Agreement and Plan of Merger dated as of July 31, 1996 (the "Agreement") by and among AMSG and United Wisconsin Services, Inc. ("UWSI") pursuant to which AMSG will be merged with and into UWSI (the "Merger").

     The following is a description of the relevant terms of the transaction based on our examination of the Agreement and our understanding of the related factual background. All terms not otherwise defined herein shall have the same meaning as set forth in the Agreement.

     PARTIES

     AMSG is a Delaware corporation that, directly and through the operations of its subsidiaries, develops, markets and administers managed care insurance products, specialty group insurance products and administrative services for small groups.

     UWSI is a Wisconsin corporation that, directly and through the operations of its subsidiaries, is a managed care company with a large health maintenance organization membership, operations in small group preferred provider products, specialty managed care and other products.

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American Medical Security Group, Inc.
September 13, 1996
Page 2


     PROPOSED TRANSACTION

     Pursuant to Section 1.01 of the Agreement, at the Effective Time, AMSG will be merged with and into UWSI. Pursuant to Section 2.1(a) of the Plan of Merger attached to the Agreement as Exhibit A (the "Plan"), each share of AMSG Common Stock outstanding at the Effective Time, other than (i) those owned by UWSI for its own account or (ii) those held in the treasury of AMSG, will be converted into a combination of shares of UWSI Common Stock and the Cash Consideration. Shares of AMSG Common Stock which are either (i) owned by UWSI or (ii) held in the treasury of AMSG and all AMSG Series A Preferred Stock shall be cancelled and retired by virtue of the Merger without conversion into shares of UWSI or any other consideration. Options to Purchase AMSG Common Stock shall be converted into options to purchase UWSI Common Stock according to a formula determined pursuant to Section 2.3 of the Plan. The holders of any Dissenting Shares, as defined in Section 2.4 of the Plan, shall receive such consideration as is provided in Section 262 of the DGCL. Pursuant to Section 2.5(b) of the Plan, fractional shares of AMSG Common Stock shall be aggregated and be converted, to the fullest extent possible, into whole shares of UWSI Common Stock. Remaining fractional shares of AMSG Common Stock, if any, shall be converted into cash.

     The purpose of the merger is to combine the business operations of UWSI and AMSG, which will result in UWSI expanding its operations and enhancing efficiencies through the consolidation of operations, and the Boards of Directors of UWSI and AMSG believe that the merger is in the best interests of such corporations and their shareholders.

     FACTUAL REPRESENTATIONS

     Our opinion is subject to receiving representations from AMSG, UWSI, and certain shareholders of the AMSG Common Stock, where appropriate, as to the following:

     1. The fair market value of the UWSI Common Stock and other Cash Consideration received by each AMSG shareholder will be approximately equal to the fair market value of the AMSG Common Stock surrendered in the exchange, and the fair market value of the UWSI Common Stock received by the AMSG shareholders as a group will exceed an amount equal to 50% of the value of all the formerly outstanding stock of AMSG as of such date.

     2. There is no plan or intention by the shareholders of AMSG holding 1% or more of the outstanding AMSG Common Stock, and to the best of the knowledge of the management of AMSG, there is no plan or intention on the part of the remaining shareholders of AMSG to sell, exchange, transfer, distribute, pledge or reduce in any way their equity risk of ownership, by short sale or otherwise, or other disposition, except for possible distributions by a partnership to

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American Medical Security Group, Inc.
September 13, 1996
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its partners, directly or indirectly, a number of shares of UWSI Common Stock received in the transaction that would reduce the AMSG shareholders' ownership of UWSI Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of AMSG as of the same date. For purposes of this representation and the preceding representation, shares of AMSG Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of UWSI Common Stock will be treated as outstanding AMSG stock on the date of the transaction. Moreover, shares of AMSG Common Stock and shares of UWSI Common Stock held by AMSG shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation and the preceding representation.

     3. UWSI has no plan or intention to reacquire any of its Common Stock issued in the transaction.

     4. UWSI has no plan or intention to sell or otherwise dispose of any of the assets of AMSG acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

     5. The liabilities of AMSG assumed by UWSI and the liabilities to which the transferred assets of AMSG are subject were incurred by AMSG in the ordinary course of its business.

     6. Following the transaction, UWSI will continue the historic business of AMSG or use a significant portion of AMSG's historic business assets in a business.

     7. UWSI, AMSG, and AMSG's shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     8. There is no intercorporate indebtedness existing between AMSG and UWSI that was issued, acquired, or will be settled at a discount.

     9. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     10. AMSG is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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American Medical Security Group, Inc.
September 13, 1996
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     11.  The fair market value of the assets of AMSG transferred to UWSI will equal or exceed the sum of the liabilities assumed by UWSI plus the amount of liabilities, if any, to which the transferred assets are subject.

     12. The total adjusted basis of the assets of AMSG transferred to UWSI will equal or exceed the sum of the liabilities assumed by UWSI, plus the amount of liabilities, if any, to which the transferred assets are subject.

     13. None of the compensation received by any shareholder-employees of AMSG will be separate consideration for, or allocable to, any of their shares of AMSG Common Stock; none of the shares of UWSI Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     CONCLUSIONS

     Based on (i) our examination of the Agreement, (ii) the foregoing description and the representations set forth above remaining true in all material respects at the Effective Time, and (iii) assuming that the transaction is consummated in accordance with the terms of the Agreement, it is our opinion that for federal income tax purposes:

     1.  The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

     2. No gain or loss will be recognized by AMSG shareholders who exchange their AMSG Common Stock for UWSI Common Stock and cash except with respect to the cash received by the shareholder.

     3. The gain, if any, to be realized by AMSG shareholders who exchange their AMSG Common Stock for UWSI Common Stock and cash will be the excess of (i) the amount of cash plus the fair market value at the Effective Time of the UWSI Common Stock received over (ii) the basis of the AMSG Common Stock to be surrendered in exchange thereof and such gain will be recognized on the exchange in an amount not in excess of the cash to be received.

     4. The basis of the shares of UWSI Common Stock to be received by an AMSG shareholder will be the same as the basis of the AMSG Common Stock surrendered in exchange therefor, decreased by the cash received by the shareholder and increased by the amount of gain recognized on the exchange.

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American Medical Security Group, Inc.
September 13, 1996
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     5.  The holding period of UWSI Common Stock received by the AMSG shareholders will include the holding period of the AMSG Common Stock surrendered in exchange therefor, provided that the AMSG shareholders held and will hold the AMSG Common Stock and UWSI Common Stock as capital assets.

     6. The payment of cash to the AMSG shareholders in lieu of their fractional interests of UWSI Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed. These payments will be treated as having been received as distributions in full payment in exchange for stock redeemed as provided in Code Section 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

     Our opinion is not, nor should it be construed or relied upon as, a guaranty, nor is it in any way binding on the Internal Revenue Service. It is intended only to reflect our best professional judgment as to the matters set forth herein.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,



                                   GODFREY & KAHN, S.C.